Exhibit 99.1

Contacts:

Tripos, Inc.

John Yingling

Chief Financial Officer

(314) 647-1099

yingling@tripos.com

(Media only)

Waggener Edstrom Worldwide

Bioscience and Healthcare Practice

Lisa Osborne

Account Director

(202) 326-0793

lisao@waggeneredstrom.com

For Immediate Release

March 8, 2007

Tripos Reports Fourth-Quarter and Fiscal Year 2006 Financial Results

ST. LOUIS - March 8, 2007 - Tripos, Inc. (Nasdaq: TRPS), a leading provider of drug discovery chemistry and informatics products and services, today announced financial results for the fourth quarter and fiscal year ended Dec. 31, 2006.

Tripos has called a special meeting of shareholders to approve the proposed sale of its Discovery Informatics business to Vector Capital. As shareholder approval is required for the sale, Generally Accepted Accounting Principles (GAAP) requires that Tripos continue to report the Discovery Informatics results as continuing operations until shareholder approval is obtained. During the fourth quarter of 2006, the company determined to hold the Discovery Research business for sale and accordingly, GAAP requires that the Discovery Research business be reported as discontinued operations for both the current and prior year periods.

Financial results for the three-month period ending Dec. 31, 2006, include:

   - Revenue of $6.7 million, compared with $7.3 million in the fourth quarter of 2005

   - Operating loss of $1.1 million, compared with an operating loss of $2.2 million in the fourth quarter of 2005

   - Pretax loss of $1.5 million, compared with a pretax loss of $2.8 million in the fourth quarter of 2005

   - Net loss from continuing operations of $2.2 million allocable to common shareholders, or $0.21 per basic share, compared with a net loss from continuing operations allocable to common shareholders of $3.4 million, or $0.34 per basic share, in the fourth quarter of 2005

- more -

   - Loss from discontinued operations of $19.5 million or $1.90 per basic share in 2006 compared with a loss from discontinued operations of $1.8 million or $0.18 per basic share in the fourth quarter of 2005

   - Net loss allocable to common shareholders of $21.7 million or $2.11 per basic share compared with a net loss of $5.2 million and $0.52 per basic share in the prior year

Financial results for the fiscal year ending Dec. 31, 2006, include:

   - Revenue of $27.4 million, compared with $28.0 million in 2005

   - Operating loss of $4.6 million compared with an operating loss of $3.1 million in 2005

   - Pretax loss of $4.6 million, compared with a pretax loss of $4.7 million in 2005

   - Net loss from continuing operations of $5.9 million allocable to common shareholders, or $0.57 per basic share, compared with a net loss from continuing operations allocable to common shareholders of $4.5 million, or $0.44 per basic share, in 2005

   - Loss from discontinued operations of $29.1 million or $2.85 per basic share in 2006 compared with income from discontinued operations of $191,000 or $0.02 per basic share in 2005

   - Net loss of $35.0 million allocable to common shareholders, or $3.42 per basic share, compared with a net loss of $4.3 million, or $0.42 per basic share, in 2005

Impairment Charges

The fourth-quarter financial results included a non-cash impairment charge in the amount of $15 million to adjust the carrying value of assets in the Discovery Research business to the projected proceeds from a contemplated sale of the operating segment. This charge approximates the difference between the value of the Discovery Research business and the company's best estimate of the anticipated net sale price to be received for that business. Tripos will update the amount of impairment charges in its Annual Report on Form 10-K if Tripos obtains more reliable information before the filing of that document.

In the third quarter of 2006, Tripos recorded an impairment charge of $3.6 million that approximated the loss to be incurred on the sale of excess property, buildings and equipment at its chemistry facility in Bude, England.

Restructuring Charges

The company incurred a restructuring charge in the fourth quarter of $471,000 for the elimination of 22 positions at the Tripos Discovery Research facility. The number of jobs eliminated in the Discovery Research business in 2006 was 112 with an associated charge of $1.6 million. Tripos also eliminated nine positions from the Discovery Informatics and administrative groups, incurring a charge of $120,000 in the first quarter of 2006.

A restructuring charge of $861,000 was recorded in the fourth quarter of 2005 at Tripos Discovery Research related to a temporary building that was idled in anticipation of the job reductions at its chemistry facility.

Operating Activities

In the Discovery Informatics division a charge of $650,000 was taken to reflect the additional costs to complete the informatics service contract with Wyeth Pharmaceuticals. This project has experienced delays and cost overruns that now are anticipated to result in the project being completed at cost. The adjustment in the fourth quarter eliminates the cumulative gross profit from the project and was a prime contributor for the business unit's quarterly operating loss.

Tripos incurred operating losses of $3.9 million at the Tripos Discovery Research, Ltd., chemistry facility in the fourth quarter due primarily to costs and overhead exceeding the level of revenue achieved, and recording the obligation to repay a portion of a grant previously received to fund the expansion of its chemistry facilities. When operating results are combined with the restructuring and impairment charges, this segment had losses of $19.4 million in the quarter. The fourth quarter marks the anniversary of the completion of the four-year $90 million chemical compound project for Pfizer, Inc. The inability to replace this source of revenue in the face of competition from India and China is the principal cause of the deterioration in the operating results in the Discovery Research Division.

In addition, costs related to the strategic alternatives process - including proxy costs, investment banking fees of $250,000 along with legal and professional fees of nearly $550,000 - amounted to approximately $800,000 in the fourth quarter.

For the full year, the Discovery Research unit was severely impacted by its inability to replace the large Pfizer contract. Excluding the restructuring charges and the impairment charges, this unit generated losses of $9.7 million. When including the restructuring and impairment charges, the loss for the year was $29.9 million from the Discovery Research business. In spite of repeated efforts to streamline the organization, Tripos was not able to generate sufficient revenues or cut fixed facility, equipment and overhead costs quickly enough to keep pace with the loss of business that went offshore to less expensive locales.

The Discovery Informatics unit generated losses of $2 million for the year that were primarily driven by the incremental costs incurred and expected to be incurred to deliver the next-generation laboratory informatics project for Wyeth.

The company incurred costs in excess of $1 million during 2006 related to the strategic alternatives process, including legal, professional and investment banking fees. Tripos continues to believe that the costs of being a pubic company in the current regulatory environment are not justified by current revenue and near-term growth opportunities.

"We are extremely disappointed with the 2006 operating results. New business that had been anticipated and cultivated in the Discovery Research area did not develop as forecasted," said Dr. John P. McAlister, president and CEO of Tripos. "Throughout this year, we have dealt with the rapid realignment of the market for outsourced discovery research services to the low-cost venues in Asia and Eastern Europe. As a result, we have continued to take steps to streamline the Discovery Research organization as revenue expectations have changed while we have sought to build a project pipeline with existing customers and attract new business. Throughout the year, but particularly in the fourth quarter, efforts to effect a successful negotiation and sale of our operating units added increased burden to the organization's management. These efforts required that the company maintain operations at certain levels in order to be able to offer operating enterprises to potential buyers."

Liquidity and Capital Resources

Due to the company's financial performance in 2006, Tripos was unable to comply with a financial covenant under its credit facility with LaSalle Bank N.A. The company requested a waiver of the covenant violation and an extension of the credit facility past its maturity date of Jan. 1, 2007. LaSalle Bank advised Tripos that it would waive the covenant violation and extend the maturity date until Feb. 28, 2007. Tripos and LaSalle completed an amendment to the loan agreements in Dec. 2006. On Feb. 27, 2007, LaSalle Bank granted a further extension of the company's credit facility until March 21, 2007.

During the discussions with LaSalle Bank that led to the extension through March 21, 2007, LaSalle reiterated that it does not intend to further extend the maturity date of the credit facility if the stockholders do not approve the Asset Sale. The company's ability to operate as a going concern and fund its operating and capital needs if stockholders do not approve the Asset Sale is dependent upon the company's ability to obtain capital in an amount sufficient to repay LaSalle and provide sufficient working capital for the company. The company does not have a commitment for alternative financing. If new financing is available, it would likely be on terms that are materially adverse to the company and its stockholders. If new capital is not available and stockholders have not approved the Asset Sale, the company would attempt to renegotiate the current terms of the LaSalle facility with the lender. If stockholders have not approved the Asset Sale and the company can neither obtain alternative financing nor renegotiate the current facility with LaSalle, the company may determine that it should pursue a restructuring of the company's debt and other interests under applicable law.

BASED UPON THESE OPERATING RESULTS, THE BOARD OF DIRECTORS OF TRIPOS REITERATES ITS RECOMMENDATION THAT STOCKHOLDER VOTE FOR THE SALE OF THE DISCOVERY INFORMATICS BUSINESS TO VECTOR CAPITAL AND FOR THE DISSOLUTION AND LIQUIDATION OF TRIPOS.

Strategic Alternatives Update

In addition to announcing its 2006 financial results today, Tripos is also providing an update on its efforts to explore the sale of its two operating units. A special meeting of shareholders has been set for March 15, 2007, to vote on the sale of the Discovery Informatics unit's assets ("Asset Sale") to Tripos (Cayman) LP, a subsidiary of Vector Capital ("Vector"). This sale, announced on Nov. 21, 2006, is for the sale of the assets of the Discovery Informatics business for $25.6 million in cash, subject to certain working capital adjustments. In addition, shareholders are being asked to vote on the dissolution of the Tripos, Inc., entity upon liquidation of all assets, settlement of obligations and distribution of any remaining proceeds to shareholders.

Tripos announced an agreement to sell its Discovery Research business to Provid Pharmaceuticals in early January 2007. As of this date, the company does not believe that Provid will be able to complete the purchase on the current contract terms. Tripos is seeking to renegotiate its asset purchase agreement with Provid (whose financing source is commencing due diligence) and is in negotiations with another party interested in purchasing that business. In addition, members of Tripos and Discovery Research management are considering making an offer to purchase this business and are investigating whether a purchase would be financially feasible. No assurance can be given that a transaction for this division can be completed on satisfactory terms.

There is no assurance that any of the matters described above or any other discussions Tripos might pursue might ultimately lead to a transaction on terms acceptable to the Tripos board or, where applicable, Tripos stockholders. Similarly, Tripos cannot predict the ultimate proceeds available for stockholders if it is able to sell its Discovery Research and headquarters building, nor can Tripos predict the price at which its common stock would trade if it continues to operate as a public company focused on Discovery Informatics.

Commenting on these developments, Dr. McAlister said, "Our board and management recommend that shareholders vote in favor of the proposed sale of the Discovery Informatics assets to Vector, as it provides the best opportunity to return value to the company's shareholders."

 Additional Information About the Transaction

On Feb. 14, 2007, Tripos, Inc., filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement on Schedule 14A. TRIPOS URGES INVESTORS TO READ THE PROXY STATEMENT AND ALL DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE SPECIAL MEETING, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors can obtain these documents free of charge at the SEC's Web site (www.sec.gov) or from Tripos, Inc., (www.tripos.com) or free of charge by directing a request to John Yingling, Senior Vice President and Chief Financial Officer, Tripos, Inc., 1699 South Hanley Rd., St. Louis, MO 63144. The directors and executive officers of Tripos, Inc., may be considered participants in the solicitation of proxies in favor of the transactions described in the proxy statement from the stockholders of Tripos, Inc. Information about the directors and executive officers of Tripos, Inc., is set forth in the proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on March 17, 2006. Additional information regarding the interests of such individuals is included in the proxy statement and the other relevant documents filed with the SEC relating to the special meeting.

General

This press release contains forward-looking statements concerning, among other things, Tripos' future prospects, which are affected by: (1) the timing and extent of future revenues and earnings, product introductions and customer acceptance thereof, performance of service contracts, resource allocation and capacity; (2) the ability of Tripos to identify and effect all steps necessary to align revenues and costs in its Discovery Research business; (3) existing and future opportunities for drug discovery collaborations; (4) Tripos' ability to access the capital necessary to fund its business, including the availability of capital to replace its existing bank facility upon maturity and the potential need to issue common stock or warrants which could be dilutive to current stockholders; (5) Tripos' ability to assess, pursue and effect the sale of the Discovery Research business; or (6) in the event that Tripos is unable to effect the sale of the Discovery Research business, additional steps that might need to be taken. These statements are based upon numerous assumptions that Tripos cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the company's filings with the Securities and Exchange Commission, including, without limitations, those factors set forth in the company's Form 10-K for the fiscal year ended Dec. 31, 2005, and from time to time in the company's periodic filings with the Securities and Exchange Commission. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, Tripos does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Tripos, Inc.

Tripos (Nasdaq: TRPS) combines leading-edge technology and innovative science to deliver consistently superior chemistry-research products and services for the biotechnology, pharmaceutical and other life science industries. Within Tripos' Discovery Informatics (DI) business, the company provides software products and consulting services to develop, manage, analyze and share critical drug discovery information. Within Tripos' Discovery Research (DR) business, Tripos' medicinal chemists and research scientists partner directly with clients in their research initiatives, leveraging state-of-the-art information technologies and research facilities. Further information on Tripos can be found at http://www.tripos.com.

# # #

Tripos and the Tripos logo are registered trademarks of Tripos, Inc., and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.

Tripos, Inc.

Condensed Results of Operations

(in thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	31-Dec.-06	31-Dec.-05	31-Dec.-06	31-Dec.-05
Net sales
Discovery informatics licenses & support	$ 5,632	$ 6,127	$ 23,395	$ 24,857
Discovery informatics services	1,062	1,112	3,957	3,076
Hardware	4	17	32	48
Total net sales	6,698	7,256	27,384	27,981

Cost of sales	2,627	3,712	9,530	8,581
Gross profit	4,071	3,544	17,854	19,400

Operating expenses
Sales and marketing	2,189	2,173	9,728	9,435
Research and development	1,521	2,327	7,034	7,712
General and administrative	1,361	1,278	5,501	5,322
Restructuring charge	--	--	120	--
Impairment charge	100	--	100	--
Total operating expenses	5,171	5,778	22,483	22,469

Loss from operations	(1,100)	(2,234)	(4,629)	(3,069)

Other income (expense), net	(437)	(602)	27	(1,680)
Loss before income taxes	(1,537)	(2,836)	(4,602)	(4,749)

Income tax expense (benefit)	295	563	341	(270)
Net loss	(1,832)	(3,399)	(4,943)	(4,479)

Preferred dividends	360	--	919	--
Net loss from continuing operations allocable to common shareholders	(2,192)	(3,399)	(5,862)	(4,479)

Income (loss) from discontinued operations, net of taxes of $0, $0, $0 and $(1,800), respectively, allocable to common shareholders	(19,513)	(1,841)	(29,125)	191
Net loss allocable to common shareholders	$ (21,705)	$ (5,240)	$ (34,987)	$ (4,288)

Basic and diluted loss from continuing operations per share	$ (0.21)	$ (0.34)	$ (0.57)	$ (0.44)
Basic and diluted loss from discontinued operations per share	$ (1.90)	$ (0.18)	$ (2.85)	$ 0.02
Basic and diluted loss per share	$ (2.11)	$ (0.52)	$ (3.42)	$ (0.42)
Basic and diluted weighted average shares	10,285	10,117	10,237	10,096

Tripos, Inc.

PRO-FORMA

Condensed Results of Operations

(in thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	31-Dec.-06	31-Dec.-05	31-Dec.-06	31-Dec.-05
Net sales
Discovery informatics licenses & support	$ 5,632	$ 6,127	$ 23,395	$ 24,857
Discovery informatics services	1,062	1,112	3,957	3,076
Discovery research services	2,204	6,598	6,551	27,440
Hardware	4	17	32	48
Total net sales	8,902	13,854	33,935	55,421

Cost of sales	5,933	8,482	17,015	29,342
Gross profit	2,969	5,372	16,920	26,079

Operating expenses
Sales and marketing	2,318	2,480	10,471	10,666
Research and development	3,267	4,056	11,554	10,866
General and administrative	2,306	1,909	7,550	7,696
Restructuring charge	471	861	1,736	861
Impairment charge	15,070	--	18,677	--
Total operating expenses	23,432	9,306	49,988	30,089

Loss from operations	(20,463)	(3,934)	(33,068)	(4,010)

Other income (expense), net	(587)	(743)	(659)	(2,348)
Loss before income taxes	(21,050)	(4,677)	(33,727)	(6,358)

Income tax expense (benefit)	295	563	341	(2,070)
Net loss	(21,345)	(5,240)	(34,068)	(4,288)

Preferred dividends	360	--	919	--
Net loss allocable to common shareholders	$ (21,705)	$ (5,240)	$ (34,987)	$ (4,288)

Basic and diluted loss per share	$ (2.11)	$ (0.52)	$ (3.42)	$ (0.42)
Basic and diluted weighted average shares	10,285	10,117	10,237	10,096

Reconciliation of net loss allocable to common shareholders
GAAP loss allocable to common shareholders	$ (21,705)	$ (5,240)	$ (34,987)	$ (4,288)
Discovery Research activity
Revenues	2,204	6,598	6,551	27,440
Cost of sales	(3,306)	(4,770)	(7,485)	(20,761)
Sales and marketing	(129)	(307)	(743)	(1,231)
Research and development	(1,746)	(1,729)	(4,520)	(3,154)
General and administrative	(945)	(631)	(2,049)	(2,374)
Restructuring charge	(471)	(861)	(1,616)	(861)
Impairment charge	(14,970)	--	(18,577)	--
Other income (expense), net	(150)	(141)	(686)	(668)
Income tax expense (benefit)	--	--	--	1,800
Income (loss) from discontinued operations	19,513	1,841	29,125	(191)
Pro-forma loss allocable to common shareholders	$ (21,705)	$ (5,240)	$ (34,987)	$ (4,288)

Tripos, Inc.

Consolidated Balance Sheets

(in thousands, except per-share data)

	31-Dec.-06	31-Dec.-05

Assets:
Current assets:
Cash and cash equivalents	$ 2,157	$ 4,393
Restricted cash	14	--
Accounts receivable	8,573	9,284
Prepaid expenses	2,423	4,262
Assets of discontinued operations	5,121	9,062
Total current assets	18,288	27,001
Property and equipment, less accumulated depreciation	5,084	5,843
Capitalized development costs, net	2,237	2,291
Goodwill	4,308	4,308
Intangible assets, net	3,068	3,554
Investments recorded at cost	--	1,695
Deferred income taxes	171	231
Other assets	464	--
Assets of discontinued operations	1,801	21,893
Total assets	$ 35,421	$ 66,816

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt and capital leases	$ 8,440	$ 5,648
Accounts payable	1,383	775
Accrued expenses	4,423	3,496
Deferred income taxes	22	--
Deferred revenue	14,740	14,995
Liabilities of discontinued operations	4,176	5,155
Total current liabilities	33,184	30,069
Long-term portion of capital leases	--	60
Long-term debt	1,579	5,891
Common stock warrants	107	--
Liabilities of discontinued operations	2,060	1,283
Total liabilities	36,930	37,303

Redeemable convertible preferred stock	3,932	--
Shareholders' equity
Common stock	104	102
Additional paid-in capital	43,479	41,846
Retained earnings (deficit)	(47,365)	(12,377)
Other comprehensive income (deficit)	(1,659)	(58)
Total shareholders' equity	(5,441)	29,513
Total liabilities and shareholders' equity	$ 35,421	$ 66,816